As filed with the Securities and Exchange Commission on June 21, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L-3 COMMUNICATIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3937434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan

(Full title of the plan)

Steven M. Post, Esq.

Senior Vice President, General Counsel and Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

(Name and address of agent for service)

(212) 697-1111

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Avrohom J. Kess, Esq.

Mark Brod, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	6,800,000 shares	$143.71	$977,228,000	$98,406.86

(1)	In addition to the shares of common stock, par value $0.01 per share (the “Common Stock”), set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of Common Stock issuable under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan, as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on June 17, 2016.

EXPLANATORY NOTE

On May 3, 2016, L-3 Communications Holdings, Inc. (the “Company” or the “Registrant”) held its 2016 Annual Meeting of Shareholders at which the Company’s shareholders approved an amendment to the L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan (as amended, the “Amended and Restated Plan”). The Amended and Restated Plan became effective as of the date of such shareholder approval. The amendment increased the number of shares authorized for issuance under the Amended and Restated Plan by 6,800,000 shares of Common Stock, which additional shares are being registered pursuant to this Registration Statement on Form S-8 (the “Registration Statement”). The Company previously registered shares of Common Stock issuable under the L-3 Communications Holdings, Inc. 2008 Long Term Performance Plan on registration statements on Forms S-8 (File Nos. 333-151964, 333-168466 and 333-188450) filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2008, August 2, 2010 and May 8, 2013, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended and Restated Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K of the Company for the year ended December 31, 2015;

(b)	Quarterly Report on Form 10-Q of the Company for the quarter ended March 25, 2016;

(c)	Current Reports on Form 8-K of the Company filed on February 9, 2016, May 5, 2016 and May 23, 2016; and

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A12B filed on May 18, 1998, as amended by the amendment to the certificate of incorporation as described in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, among other things:

(i) permissive indemnification for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

(ii) permissive indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors, officers, employees or agents of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

(iii) mandatory indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by (i) and (ii) above; and

(iv) that the indemnification and advancement of expenses provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

In addition to the indemnification provisions of the DGCL described above, the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Registrant shall, to the fullest extent permitted by the DGCL, (i) indemnify its officers and directors and (ii) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) require, in certain instances, the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The Bylaws purport to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. The right to indemnification and advancement of expenses as provided therein shall (i) vest at the time that such claimant becomes a director or officer of the Registrant or at the time such claimant becomes a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the request of the Registrant and (ii) continue as to the claimant even though he may have ceased to be a director or officer of the Registrant.

The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

ITEM 9.	UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of June, 2016.

L-3 COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Steven M. Post, Esq.
	Name:	Steven M. Post, Esq.
	Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Steven M. Post, Esq., and Allen E. Danzig, Esq., as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of June, 2016.

Signature	Title

/s/ Michael T. Strianese Michael T. Strianese	Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Ralph G. D’Ambrosio Ralph G. D’Ambrosio	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Dan Azmon Dan Azmon	Vice President, Controller and Principal Accounting Officer (Principal Accounting Officer)

/s/ Claude R. Canizares Claude R. Canizares	Director

/s/ Thomas A. Corcoran Thomas A. Corcoran	Director

/s/ Ann E. Dunwoody Ann E. Dunwoody	Director

/s/ Lewis Kramer Lewis Kramer	Director

/s/ Robert B. Millard Robert B. Millard	Director

Signature	Title

/s/ Lloyd W. Newton Lloyd W. Newton	Director

/s/ Vincent Pagano, Jr. Vincent Pagano, Jr.	Director

H. Hugh Shelton	Director

/s/ Arthur L. Simon Arthur L. Simon	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 2, 2013).

4.2	Amended and Restated By-Laws of L-3 Communications Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on February 26, 2016).

4.3	Form of Common Stock Certificate of L-3 Communications Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2010, as filed with the Commission on August 2, 2010).

4.4	L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan.*

5	Opinion of Simpson Thacher & Bartlett LLP, with respect to legality of securities being registered hereunder.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5 filed herewith).*

24	Power of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith